GUARANTY AND COMMITMENT

           THIS GUARANTY AND COMMITMENT (as amended and in effect from time to time, this “Guaranty and Commitment”) dated as of November 21, 2004 is made jointly and severally by The Children’s Place Retail Stores, Inc., a Delaware corporation (“TCP”), and Hoop Holdings, LLC, a Delaware limited liability company (“Licensee Parent” and, together with TCP, each an “Obligor” and collectively, the “Obligors”), in favor of The Disney Store, LLC, a California limited liability company (“TDS USA”), The Disney Store (Canada) Ltd., a corporation incorporated under the laws of the Province of Ontario (“TDS Canada” and, together with TDS USA, “Licensee”), and TDS Franchising, LLC, a California limited liability company (“TDSF”).

           WHEREAS, pursuant to an Acquisition Agreement, dated as of October 19, 2004 (as amended and in effect from time to time, the “Acquisition Agreement”), by and among Disney Enterprises, Inc., a Delaware corporation (“DEI”), Disney Credit Card Services, Inc., a California corporation (“DCCS” and, together with DEI, the “Sellers”), Licensee Parent and Hoop Canada Holdings, Inc., a Delaware corporation (“Canadian Parent”) (together with a guarantee of the obligations of Licensee Parent and Canadian Parent thereunder by TCP), on the date hereof, Licensee Parent is acquiring all of the equity interests of TDS USA and Canadian Parent is acquiring all of the equity interests of TDS Canada; and

           WHEREAS, Licensee is the tenant under certain leases and the owner, lessee or licensee of various other personal property assets that heretofore have been used in the operation of a chain of specialty retail stores known as the “Disney Store”; and

           WHEREAS, Licensee desires to continue to operate such chain of specialty retail stores in accordance with the terms of the License Agreement referred to below; and

           WHEREAS, TDSF or its Affiliates have heretofore operated an online retail store located on the World Wide Web at www.disneystore.com; and

           WHEREAS, Licensee desires to operate such online retail store in accordance with the terms of the License Agreement referred to below; and

           WHEREAS, in order to enable Licensee to so operate such chain of specialty retail stores and such online retail store, Licensee and TDSF are entering into, on the date hereof, a License and Conduct of Business Agreement (as amended and in effect from time to time, the “License Agreement”) pursuant to which TDSF shall grant to Licensee certain rights in specified names, marks, symbols, logos, characters and other proprietary designations and intellectual property of TDSF and its Affiliates, all subject to and in strict adherence to the terms and conditions set forth therein; and

           WHEREAS, upon the closing under the Acquisition Agreement, the Obligors shall become the direct and indirect owners of all of the outstanding equity interests of Licensee and therefore expect to receive substantial direct and indirect benefits from the execution, delivery and performance by the Sellers of the Acquisition Agreement and the execution, delivery and licensing of rights by TDSF to Licensee under the License Agreement (the sufficiency of which benefits to support this Guaranty and Commitment are hereby acknowledged); and

           WHEREAS, it is a condition precedent to the Sellers’ obligation to consummate the transactions contemplated by the Acquisition Agreement and a material inducement to TDSF to enter into the License Agreement (which TDSF would not have done in the absence of this Guaranty and Commitment) that the Obligors execute and deliver this Guaranty and Commitment for the benefit of Licensee and TDSF; and

           WHEREAS, the obligations of the Obligors under this Guaranty and Commitment constitute a material part of the consideration for TDSF and its Affiliates to enter into the License Documents (as defined below) and to consummate the transactions contemplated thereby; and

           WHEREAS, in consideration of the foregoing premises, on and subject to the terms and conditions provided herein, the Obligors wish (a) to guarantee the payment and performance of the obligations of Licensee and/or its Affiliates to TDSF and/or its Affiliates under or in respect of the License Documents and (b) to commit to invest certain funds in TDS USA to support such obligations and Licensee’s operation of the Business;

           NOW, THEREFORE, the Obligors, jointly and severally, hereby agree with TDSF and Licensee as follows:

          Section 1. Definitions.

           Capitalized terms defined in the License Agreement and used herein without other definition shall have the respective meanings assigned thereto in the License Agreement. As used in this Guaranty and Commitment, the following terms shall have the respective meanings set forth below:

           “Acquisition Agreement” has the meaning specified in the recitals to this Guaranty and Commitment.

           “Affiliate Guarantor” means an Affiliate of TCP that becomes a guarantor of all of the obligations of the Obligors under this Guaranty and Commitment pursuant to Section 4(m) hereof.

           “Approved Letters of Credit” means irrevocable letters of credit, issued by one (1) or more banks acceptable to TDSF in its business judgment for the account of TCP and/or Licensee Parent as account parties and for the benefit of TDS USA, that (i) provide that, for any purpose specified in Section 2(b) hereof and/or upon the occurrence of any Event of Default, TDSF shall be authorized to draw, as attorney-in-fact for, or otherwise on behalf of, TDS USA as beneficiary, under any such letter of credit and direct such bank(s) to pay the amount of any such draw solely and directly to TDS USA, and (ii) are otherwise in form and substance satisfactory to TDSF in its business judgment.

           “Arbitration Procedures” has the meaning specified in Section 17 hereof.

           “Canadian Parent” has the meaning specified in the recitals to this Guaranty and Commitment and, in addition, shall be deemed to include any Person who is or becomes a “Canadian Parent” under the License Agreement from time to time in accordance with the terms and conditions thereof.

           “Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

           "cash" means currency denominated in United States dollars.

           “Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition; (ii) certificates of deposit and time deposits denominated in United States dollars with maturities of twelve (12) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve (12) months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) and a Thompson Bank Watch Rating at the time of acquisition of “B” (or the equivalent) or better; (iii) commercial paper having a rating at the time of acquisition of at least “P-1” or the equivalent from Moody’s Investors Service, Inc. or at least “A-1” or the equivalent from Standard & Poor’s Rating Services and in each case maturing within thirty (30) days after the date of acquisition; and (iv) money market funds, the assets of which constitute Cash Equivalents of the kinds described in subparagraphs (i) through (iii) of this definition. In the event that, after the date of this Guaranty and Commitment, securities, instruments or other items of types not described in clauses (i) through (iv) of this definition become properly classifiable as “Cash Equivalents” under GAAP, the Obligors may request inclusion of such items as Cash Equivalents for the purposes of this Guaranty and Commitment, subject to TDSF’s approval thereof in its business judgment.

           “Consolidated EBITDA” shall mean, for any period, with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense (whether or not paid during such period), (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and (e) any extraordinary expenses or losses (and, whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense) and (b) any extraordinary income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis in accordance with GAAP.

           “Consolidated Interest Expense” shall mean, for any period, with respect to any Person, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

           “Consolidated Net Income” shall mean, for any period, with respect to any Person, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred equity dividends; provided, that, in calculating Consolidated Net Income of a Person (for purposes of this definition only, the “Parent”) and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contract or Law applicable to such Subsidiary, and (d) the cumulative effect of a change in accounting principles.

           “DCCS” has the meaning specified in the recitals to this Guaranty and Commitment.

           “DEI” has the meaning specified in the recitals to this Guaranty and Commitment.

           “Direct Obligations” means, collectively, (i) the Funding Commitment (as such Funding Commitment may be adjusted pursuant to Sections 2(c) and 2(d) hereof) and (ii) all other amounts payable by the Obligors pursuant to the terms hereof in respect of the Funding Commitment, including, without limitation, any interest, fees, costs and expenses (including enforcement costs, court costs and legal, accounting, investment banking, appraisal and other professional fees and expenses), whether direct or indirect, absolute or contingent, due or to become due, existing on the date of this Guaranty and Commitment or hereafter incurred or arising, which may arise under, out of or in connection with this Guaranty and Commitment; provided, that the Direct Obligations shall not include the Guaranteed Obligations.

           “Event of Default” has the meaning specified in Section 6 hereof.

           “Funding Commitment” means the commitment by the Obligors to make capital contributions to TDS USA in an aggregate commitment amount equal to One Hundred Million Dollars ($100,000,000) in accordance with the terms of Section 2 hereof (subject to adjustment as provided therein).

           “Guaranteed Obligations” means all obligations of every kind and nature of Licensee, including, without limitation, any increases to the amounts thereof, any and all Licensee Infringement/Breach Fees (including any Licensee Infringement/Breach Fee incurred or accruing as a result of any failure by the Obligors to honor the Funding Commitment) and any interest, fees, costs and expenses (including enforcement costs) payable in respect thereof, whether direct or indirect, absolute or contingent, due or to become due, existing on the date of this Guaranty and Commitment or hereafter incurred or arising, which may arise under, out of or in connection with the License Agreement or any of the other License Documents; provided, that the Obligors shall not be liable, during any Term, for any Guaranteed Obligations in excess of, in the aggregate, the Guaranty Amount for such Term.

           “Guaranty Amount” means Twenty-Five Million Dollars ($25,000,000) in the aggregate for each individual Term; provided, that the Guaranty Amount shall be increased by an amount equal to the TDS Canada Funds Amount in the event of a Royalty Breach with respect to any Monthly Royalty Amount that is attributable to TDS USA’s use of the Licensed Materials until the later to occur of (a) the commencement of the next Term, if any, or (b) the date on which such Royalty Breach is cured. No payments made in respect of Guaranteed Obligations during any one Term shall reduce the Guaranteed Obligations or the Guaranty Amount for any subsequent Term, which Guaranty Amount shall be Twenty-Five Million Dollars ($25,000,000) (as increased by any unpaid TDS Canada Funds Amount pursuant to the preceding sentence) for each such subsequent Term.

           “Guaranty and Commitment” has the meaning specified in the preamble to this Guaranty and Commitment.

           “Hedge Agreements” shall mean all interest rate swaps, caps, collar agreements or similar arrangements entered into by Licensee or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

           “Insolvency Event” means (a) any event described in Section 13.6 (Insolvency) of the License Agreement or (b) the initiation of any enforcement action of any kind against TCP, any of its Subsidiaries, or any of their respective assets, whether by means of foreclosure, assignment for the benefit of creditors, or any judicial or other proceeding or process, or delivery of written notice of commencement of any such action, in each case described in this subparagraph (b), by or on behalf of one or more lenders under the Company Credit Facility (as defined in the Acquisition Agreement) or any other loan agreements, credit agreements, lines of credit, working capital or other bank facilities or similar arrangements under which a bank or other financial institution provides loans and/or letters of credit having an aggregate outstanding principal amount equal to or exceeding Ten Million Dollars ($10,000,000) on the date of reference thereto, to TCP and/or any one or more of its Subsidiaries. Notice of default, or acceleration of indebtedness, in either case without further action or notice of commencement of further action, shall not be considered enforcement action for purposes of this definition.

           “License Agreement” has the meaning specified in the recitals to this Guaranty and Commitment.

           “License Document Breach” means (i) any Uncured Royalty Breach, (ii) any Uncured Licensee Infringing Use, and (iii) any material breach or violation by Licensee or any of its Affiliates of any representation or warranty under, any material failure by Licensee or any of its Affiliates to perform any of their respective agreements or obligations under, or any material non-compliance by Licensee or any of its Affiliates with any of the terms, provisions or conditions, of, any of the License Documents, which breach, violation, failure or non-compliance is not cured within the applicable cure period specified in such License Document or within twenty (20) Business Days if not so specified, in the case of each of the preceding subparagraphs (i), (ii) and (iii) to the extent that payment by the Obligors of all or any portion of the then-remaining Funding Commitment would be necessary to, or could, (a) prevent such Royalty Breach, Licensee Infringing Use, breach, violation, failure or non-compliance and/or (b) enable Licensee to cure such Royalty Breach, Licensee Infringing Use, breach, violation, failure or non-compliance.

           “License Documents” means the License Agreement and all other documents, instruments and agreements from time to time executed and/or delivered in connection therewith or pursuant thereto (including, without limitation, the Transitional Administrative Services Agreement, the Transitional Distribution Services Agreement, the Transitional Information Technology Services Agreement and the Transitional Disney Retained Stores Agreement (each as defined in the Acquisition Agreement), but excluding the Acquisition Agreement and this Guaranty and Commitment), as in effect on the date of this Guaranty and Commitment, as may become effective after the date hereof or as subsequently amended, supplemented, modified or amended and restated.

           “Licensee” has the meaning specified in the preamble to this Guaranty and Commitment and, in addition, shall be deemed to include any Person who is or becomes a “Licensee” under the License Agreement from time to time in accordance with the terms and conditions thereof.

           “Licensee Parent” has the meaning specified in the preamble to this Guaranty and Commitment.

           “Material Adverse Effect” means a material adverse effect on (i) the business, property, operations or condition (financial or otherwise) of the Obligors, on a consolidated basis, or (ii) the validity or enforceability of any material provision of this Guaranty and Commitment or any of the License Documents, the rights or remedies of TDSF or Licensee hereunder or thereunder or the ability of the Obligors to perform their obligations (including, without limitation, payment of the Obligations) hereunder or thereunder in accordance with the terms hereof or thereof.

           “NWC Dividend Payments” means the payment of any dividends or other distributions pursuant to and in accordance with the terms of Section 9.13.3(b)(III) of the License Agreement.

           “Obligations” shall mean, collectively, the Direct Obligations and the Guaranteed Obligations.

           “Obligor” and “Obligors” have the respective meanings specified in the preamble to this Guaranty and Commitment.

           “Restricted Payment” means (i) any dividend, distribution or other payment by any Person to the direct or indirect holders of its equity interests (other than pursuant to and in accordance with the TCP Tax Sharing Agreement or the TCP Intercompany Services Agreement) or (ii) any transfer of properties, rights or assets by any Person to the direct or indirect holders of its equity interests, to the extent that the consideration received by the transferring Person at the time of such transfer is less than the fair market value of the properties, rights or assets so transferred; provided, that neither a dividend, distribution or other payment nor a transfer of properties, rights or assets by TDS Canada to Canadian Parent or TDS USA or by Canadian Parent to TDS USA shall be or be deemed to be a “Restricted Payment.”

           “Sellers” has the meaning specified in the recitals to this Guaranty and Commitment.

           “TCP” has the meaning specified in the preamble to this Guaranty and Commitment. In the event that all or any portion representing more than fifty percent (50%) of the business, revenues, profits, assets, properties and/or operations of TCP are Transferred (in any single transaction or in the aggregate) to or otherwise undertaken by one or more Affiliates of TCP, whether by way of a sale of assets, merger, reorganization, consolidation, operation of law, transition to a new operating company or otherwise, the obligations, restrictions and provisions pertaining to TCP hereunder shall apply in full to both TCP and each such Affiliate of TCP, each such Affiliate of TCP shall be deemed to be an “Obligor” hereunder and TCP and each such Affiliate of TCP shall be jointly and severally liable for all of the liabilities, duties and obligations of TCP hereunder (including the Obligations), and each such Affiliate shall, as a condition of any such Transfer, be required to execute and deliver an Assumption Agreement substantially in the form of Exhibit A hereto, pursuant to which such Affiliate shall assume the liabilities, duties, obligations, restrictions and provisions applicable to an “Obligor” hereunder, and accept the designation as an “Obligor” hereunder, and the Obligors shall be required to provide an original counterpart of such Assumption Agreement to TDSF. In the event that such Affiliate of TCP does not execute and deliver such Assumption Agreement, or such Assumption Agreement is for any reason not delivered to TDSF, such Affiliate of TCP shall nonetheless automatically become an Obligor hereunder, for all purposes hereof and shall be bound by the provisions hereof to the fullest extent permitted by Law.

           “TDS Canada” means The Disney Store (Canada) Ltd., a corporation incorporated under the laws of the Province of Ontario, until (i) the continuation of such Entity in, and the amalgamation of such entity with an entity incorporated in, the province of New Brunswick, Canada, at which time “TDS Canada” shall refer to Hoop Canada, Inc., a corporation incorporated under the laws of the Province of New Brunswick, as successor to the original corporation, and (ii) the execution and delivery of the Canadian Joinder as contemplated by Section 9.12.1(a)(II) of the License Agreement, whereupon “TDS Canada” shall refer individually and collectively to Hoop Canada, Inc. and New Canadian Limited Partnership.

           “TDS Canada Funds Amount” means, as of any date, the aggregate amount of all cash and cash equivalents of TDS Canada and all funds available under any and all Debt Facilities of TDS Canada, which cash, cash equivalents and funds would have been available for use by TDS Canada to prevent and/or cure a Royalty Breach with respect to any Monthly Royalty Amount that is attributable to TDS USA’s use of the Licensed Materials but for the fact that TDS Canada is not liable for the payment of any such Monthly Royalty Amount pursuant to Section 7.6 of the License Agreement.

           “TDS USA” means The Disney Store, LLC, a California limited liability company, until the consummation of the TDS USA Merger contemplated by Section 9.12.1(a)(I) of the License Agreement, whereupon the Entity that survives the TDS USA Merger, as the successor to TDS USA, shall be and be deemed to be “TDS USA.”

           “TDSF” has the meaning specified in the preamble to this Guaranty and Commitment.

           “Term” means the Initial Term or any Renewal Term.

           “Wells Fargo Credit Facility” means the Wells Fargo Credit Facility, as defined in the Acquisition Agreement, as in effect on the date hereof, unless otherwise provided.

           Section 2. Funding Commitment and Other Direct Obligations.

                      (a) On the date hereof, immediately following consummation of the transactions contemplated by the Acquisition Agreement, the Obligors have invested Fifty Million Dollars ($50,000,000) of the Funding Commitment in TDS USA in the form of cash or freely transferable Cash Equivalents.

                      (b) The Obligors hereby jointly and severally agree to invest the remaining balance of the Funding Commitment as and to the extent needed to enable Licensee and/or its Affiliates to comply with their respective obligations under the License Documents (including, without limitation, any obligations of Licensee in the event of expiration or earlier termination of the Licensee Agreement as set forth in Section 16 thereof), to prevent and/or cure any License Document Breach and to fund any operating losses incurred by Licensee or its Affiliates in connection with the operation of the Business. The Obligors may satisfy their obligations with respect to the remaining balance of the Funding Commitment by investing in TDS USA in the form of cash or freely transferable Cash Equivalents or by providing to TDS USA one or more Approved Letters of Credit or any combination of the foregoing; provided, that, for purposes of clarification, the Obligors' obligations under this Section 2(b) shall not be or be deemed to be fulfilled until the entire Funding Commitment has been fully and indefeasibly paid and satisfied through the payment of cash or freely transferable Cash Equivalents (including pursuant to any draw under an Approved Letter of Credit) pursuant to and in accordance with the terms of this Guaranty and Commitment. For the purposes of this Section 2(b) only, Restricted Payments that Licensee and its Subsidiaries are permitted under Section 9.13.3(b)(III) or 9.13.3(b)(IV) of the License Agreement to make to the Obligors and Restricted Payments by TDS USA to the Obligors that have been approved by TDS USA's Independent Directors in accordance with the terms of the License Agreement and applicable Law shall be treated as payments by the Obligors in respect of the Funding Commitment in "cash" to the extent that the Obligors (i) notify TDSF in writing of their intent not to receive any such Restricted Payment and retain the amount thereof as an additional investment in TDS USA pursuant to this Section 2(b), and (ii) in fact cause TDS USA (or its Subsidiaries) to retain the amount of any such Restricted Payment as an additional investment pursuant to this Section 2(b).

                      (c) The Funding Commitment, to the extent not previously fully and indefeasibly paid and satisfied pursuant to and in accordance with the terms of this Guaranty and Commitment, shall be reduced dollar-for-dollar by the cumulative amount of Consolidated EBITDA of Licensee and its Subsidiaries generated from the Effective Date through any applicable date of calculation; provided, that in no event shall the Funding Commitment be reduced pursuant to this Section 2(c) by an amount greater than Ten Million Dollars ($10,000,000) in the aggregate and in no event shall Licensee ever be required to refund to any Obligor any portion of the Funding Commitment that has been previously paid, notwithstanding any subsequent reduction of the Funding Commitment pursuant to this Section 2(c).

                      (d) In the event that Licensee makes any Restricted Payments to any of the direct or indirect holders of its equity interests, the unpaid balance of the Funding Commitment shall be increased dollar-for-dollar, but not to an amount greater than Ninety Million Dollars ($90,000,000), by the amount of such Restricted Payments, except with respect to Restricted Payments constituting NWC Dividend Payments, which shall not result in any increase in the unpaid balance of the Funding Commitment.

                      (e) The Obligors hereby jointly and severally agree, as principal obligors and not as guarantors only, without limitation as to amount, to pay to TDSF, on demand, all fees, costs and expenses (including without limitation court costs and legal, accounting, investment banking, appraisal and any other applicable professional fees and expenses), incurred or expended by TDSF or its Affiliates in connection with the performance of the Obligations and this Guaranty and Commitment and the enforcement thereof and hereof.

                      (f) The Obligors acknowledge and agree that TDSF has relied on the undertaking of the Funding Commitment and the other Direct Obligations by the Obligors in agreeing to enter into the Acquisition Agreement and the License Documents and to consummate the transactions contemplated thereby. In particular, TDSF is relying on the payment by the Obligors of the Funding Commitment to enable Licensee to perform its obligations under the License Agreement. In consideration of the foregoing, the Obligors agree that (i) subject to and in accordance with the terms of subparagraph (i) of Section 6 hereof, if an Insolvency Event occurs, the Obligors will pay any unpaid balance of the Funding Commitment, in addition to any unpaid portion of the Guaranty Amount, to TDSF and (ii) subject to and in accordance with the terms of subparagraph (ii) of Section 6 hereof, if a License Document Breach occurs, the Obligors will pay to TDSF any amounts due under Section 3 hereof with respect to any Guaranteed Obligations, up to the unpaid portion of the Guaranty Amount, and, if applicable, pay to TDS USA on demand any additional amounts that may be necessary, up to the unpaid balance of the Funding Commitment, to enable Licensee to cure such License Document Breach.

           Section 3. Unconditional Guaranty of Payment and Performance of Guaranteed Obligations.

                      (a) The Obligors hereby jointly and severally guarantee to TDSF the full and punctual payment when due (whether at scheduled payment date, by required prepayment, by acceleration or otherwise), as well as the performance, of all of the Guaranteed Obligations for each Term of the License Agreement, including all such Guaranteed Obligations that would become due but for the operation of the automatic stay pursuant to Section 65(2)(a) of the Federal Bankruptcy Code and the operation of Sections 502(b) and 506(b) of the Federal Bankruptcy Code; provided, however, the Obligors' liability with respect to the Guaranteed Obligations shall be limited during each Term to the Guaranty Amount. This Guaranty and Commitment is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Guaranteed Obligations and not of their collectibility only and is in no way conditioned upon any requirement that TDSF first attempt to collect any of the Guaranteed Obligations from Licensee or resort to any collateral security or other means of obtaining payment. Should Licensee default in the payment or performance of any of the Guaranteed Obligations and fail to cure such default within any applicable grace period, the obligations of the Obligors hereunder with respect to such Guaranteed Obligations in default shall become immediately due and payable to TDSF, for the benefit of TDSF, without demand or notice of any nature to the Obligors, all of which are expressly waived by the Obligors. Payments by the Obligors hereunder may be required by TDSF on any number of occasions. All payments of the Guaranteed Obligations by the Obligors hereunder shall be made to TDSF in the manner specified for payment of Licensee Payments in Section 7.3 (Manner of Payments) of the License Agreement within five (5) Business Days following the date on which the obligations of the Obligors hereunder with respect to such Guaranteed Obligations become due and payable pursuant to this Section 3(a).

                      (b) If for any reason Licensee has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations have become irrecoverable from Licensee by reason of Licensee's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty and Commitment shall nevertheless be binding on the Obligors and any Affiliate Guarantors to the same extent as if the Obligors and any Affiliate Guarantors at all times had been the principal obligors on all such Guaranteed Obligations (up to the Guaranty Amount). In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Licensee, or for any other reason, all amounts otherwise payable under the terms of the License Documents, or any other agreement evidencing, securing or otherwise executed in connection with any Guaranteed Obligation (up to the Guaranty Amount) shall be immediately due and payable by the Obligors and any Affiliate Guarantors.

                      (c) The Direct Obligations and the Guaranteed Obligations are cumulative and may be enforced by TDSF separately or collectively. No payments in respect of the Guaranteed Obligations shall reduce the amount of the Direct Obligations, and no payments in respect of the Direct Obligations or other investments, contributions or payments by any Obligor or Affiliate Guarantor to or on behalf of Licensee shall reduce the amount of the Guaranteed Obligations or the Guaranty Amount.

                      (d) The Affiliate Guarantors (if any) hereby jointly and severally guarantee to TDSF the full and punctual payment when due (whether at scheduled payment date, by required prepayment, by acceleration or otherwise), as well as the performance, of all of the Obligations for each Term of the License Agreement, including all such Obligations that would become due but for the operation of the automatic stay pursuant to Section 65(2)(a) of the Federal Bankruptcy Code and the operation of Sections 502(b) and 506(b) of the Federal Bankruptcy Code; provided, however, the Affiliate Guarantors' and the Obligors' collective liability with respect to the Guaranteed Obligations shall be limited during each Term to the Guaranty Amount. This Guaranty and Commitment is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that TDSF first attempt to collect any of the Obligations from the Obligors or Licensee or resort to any collateral security or other means of obtaining payment. Should the Obligors or Licensee default in the payment or performance of any of the Obligations and fail to cure such default within any applicable grace period, the obligations of the Affiliate Guarantors hereunder with respect to such Obligations in default shall become immediately due and payable to TDSF, for the benefit of TDSF, without demand or notice of any nature to the Affiliate Guarantors, all of which are expressly waived by the Affiliate Guarantors. Payments by the Affiliate Guarantors hereunder may be required by TDSF on any number of occasions. All payments of the Obligations by the Affiliate Guarantors hereunder shall be made to TDSF in the manner specified for payment of Licensee Payments in Section 7.3 (Manner of Payments) of the License Agreement within five (5) Business Days following the date on which the obligations of the Affiliate Guarantors hereunder with respect to such Obligations become due and payable pursuant to this Section 3(d).

           Section 4. Representations, Warranties and Covenants of the Obligors and any Affiliate Guarantors. TCP, Licensee Parent and each Affiliate Guarantor (if any), jointly and severally, represent and warrant to, and covenant with, TDSF and Licensee as follows, in each case as of the date hereof and as of the commencement date of each Renewal Term with the same effect as though made at such time (except that any representation or warranty made as of a particular date shall be true as of such date):

                      (a) TCP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Licensee Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Affiliate Guarantor (if any) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Obligors has the requisite power and authority to (i) execute and deliver this Guaranty and Commitment and the documents and instruments contemplated hereby, (ii) perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder and (iii) own its properties and assets and carry on its business as currently conducted.

                      (b) All necessary action on the part of each of the Obligors has been duly and validly taken to authorize the execution, delivery and performance of this Guaranty and Commitment and such other agreements and instruments to be executed and delivered by the Obligors in connection herewith. All necessary action on the part of each Affiliate Guarantor (if any) has been duly and validly taken to authorize the execution, delivery and performance of this Guaranty and Commitment and such other agreements and instruments to be executed and delivered by such Affiliate Guarantor in connection herewith. This Guaranty and Commitment has been duly executed and delivered by the Obligors and constitutes the legal, valid and binding obligation of each such Obligor, enforceable against each such Obligor in accordance with the terms hereof. A guaranty of the Obligations under this Guaranty and Commitment has been duly executed and delivered by each Affiliate Guarantor (if any) and constitutes the legal, valid and binding obligation of each such Affiliate Guarantor, enforceable against each such Affiliate Guarantor in accordance with the terms of such guarantee and of this Guaranty and Commitment.

                      (c) Except as set forth on TDS Schedule 4.8.2 to the Acquisition Agreement, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any Governmental Entity is required for the execution, delivery and performance by the Obligors of this Guaranty and Commitment or any of the agreements or instruments contemplated hereby. Neither the execution, delivery and performance by the Obligors or any Affiliate Guarantors of this Guaranty and Commitment, any assumption or guaranty of obligations hereunder, or such other agreements and instruments nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the Governing Documents of any Obligor or any Affiliate Guarantor; (ii) violate any Law to which any Obligor or any Affiliate Guarantor is subject that would have a Material Adverse Effect; (iii) violate any material Contract to which any Obligor or any Affiliate Guarantor is a party or is subject, or (iv) result in the imposition of any material Encumbrance against any Obligor or any Affiliate Guarantor or any of their respective properties.

                      (d) There is no Action pending or, to the knowledge of the Obligors, threatened against or affecting any Obligor or any of their respective Affiliates or any of its or their properties or assets that has or would reasonably be expected to have a Material Adverse Effect.

                      (e) No Obligor has any reason to believe that the Obligors would be unable to fully pay and perform the Obligations and their other obligations hereunder.

                      (f) Immediately after the execution and delivery of this Guaranty and Commitment (including after giving effect to the execution, delivery and performance of this Guaranty and Commitment and the License Documents and the incurrence by the Obligors of the Obligations), (i) the fair market value of the assets of both (A) the Obligors taken together but without their consolidated Subsidiaries and (B) the Obligors on a consolidated basis with their Subsidiaries, exceeds and will exceed their liabilities, taken together but without their consolidated Subsidiaries and on a consolidated basis with their Subsidiaries, (ii) the present fair saleable value of the assets of both (A) the Obligors taken together but without their consolidated Subsidiaries and (B) the Obligors on a consolidated basis with their Subsidiaries, exceeds and will exceed the liabilities of both (A) the Obligors taken together but without their consolidated subsidiaries and (B) the Obligors on a consolidated basis with their Subsidiaries, (iii) both (A) the Obligors taken together but without their consolidated Subsidiaries and (B) the Obligors on a consolidated basis with their Subsidiaries, are and will be able to pay their debts as such debts respectively mature or otherwise become absolute or due, and (iv) neither (A) the Obligors taken together but without their consolidated Subsidiaries nor (B) the Obligors on a consolidated basis with their Subsidiaries, have or will have an unreasonably small capital with which to conduct their operations.

                      (g) Since December 31, 2003, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

                      (h) None of the Obligors or any Affiliate Guarantors is in default under or with respect to, or in breach or violation of, any of its material obligations under any material contract, agreement, instrument, indenture, lease, mortgage, security document or other document in any respect. No Event of Default has occurred and is continuing.

                      (i) Each of the Obligors and Affiliate Guarantors has fully reviewed each of the License Documents and acknowledges and accepts the terms thereof. The Obligors, jointly and severally, hereby agree to (i) perform and comply with, (ii) cause Licensee's Affiliates to perform and comply with and/or (iii) assist Licensee in the performance of and compliance with all of the representations, warranties, terms, conditions, covenants and obligations under any of the License Documents relating or applicable to any of Licensee's Affiliates, including the Obligors; provided, however, that the Obligors shall not be required by this Section 4(i) to expend funds in an amount exceeding the then-remaining portion of the Funding Commitment and the Guaranty Amount to cause Licensee to comply with any provisions of the License Documents applicable solely to Licensee (it being understood that this proviso does not apply to provisions applicable to any Affiliates of Licensee).

                      (j) No statement or information contained in this Guaranty and Commitment, any License Document or any certificate furnished by or on behalf of the Obligors to TDSF for use in connection with the transactions contemplated by this Guaranty and Commitment or any License Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to any Obligor that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in this Guaranty and Commitment, the License Documents or any other documents, certificates and statements furnished to TDSF for use in connection with the transactions contemplated hereby or by the License Documents.

                      (k) TCP agrees that, in the event that the Wells Fargo Credit Facility (or any amended, refinanced or replacement debt facility) contains any limitations, restrictions or prohibitions on the capital expenditures or investments of TCP or its Affiliates, TCP shall enter into, and maintain continuously through January 31, 2009, a covenant in the Wells Fargo Credit Facility (or any amended, refinanced or replacement debt facility) providing that it will reserve solely for the payment of the Funding Commitment, and not invest in any other Person or use (by means of incurring direct or indirect obligations or otherwise) or expend for any other purpose, the respective amounts indicated in the table below (or, if less, the then-remaining Funding Commitment) as portions of the amounts permitted to be expended or invested per fiscal year or other applicable period pursuant to Section 7.20 of the Wells Fargo Credit Facility (or the corresponding provision of any amended, refinanced or replacement debt facility):

                                                      Amount to be Preserved
                         Period                       for Funding Commitment
                         ------                       ----------------------

Closing Date through January 31, 2006                       $10,000,000

February 1, 2006 - January 31, 2007                         $15,000,000

February 1, 2007 - January 31, 2008                         $20,000,000

February 1, 2008 - January 31, 2009                         $15,000,000

                      (l) Each of the Obligors agrees that it will neither cause Licensee to make, nor will such Obligor accept, any NWC Dividend Payment or other Restricted Payment of any kind from or on behalf of Licensee or its Subsidiaries, directly or indirectly, unless such Restricted Payment is either (i) permitted by Section 9.13.3(b) of the License Agreement without the approval of the Independent Directors of Licensee or its Affiliates or (ii) approved by the Independent Directors of Licensee or its Affiliates.

                      (m) In the event that any portion representing five percent (5%) or more of the business, revenues, profits, assets, properties and/or operations of TCP are Transferred (in any single transaction or in the aggregate) to, or otherwise undertaken by, one or more Affiliates of TCP, whether by way of a sale of assets, merger, reorganization, consolidation, operation of law, transition to a new operating company or otherwise, then each such Affiliate of TCP receiving any of the business, revenues, profits, assets, properties and/or operations of TCP shall be deemed for all purposes hereof an "Affiliate Guarantor" hereunder, and TCP and such Affiliate of TCP and all other such Affiliates of TCP shall be jointly and severally liable for all of the liabilities, duties and obligations of the Affiliate Guarantors hereunder (including the Obligations), and each such Affiliate shall, as a condition of any such Transfer, be required to execute and deliver, and to provide TDSF an Affiliate Guaranty in substantially the form of Exhibit B hereto, pursuant to which such Affiliate shall guarantee the liabilities, duties, obligations, restrictions and provisions of the Obligors hereunder, and accept the designation as an "Affiliate Guarantor" hereunder and the Obligors shall be required to provide an original counterpart of such Affiliate Guaranty to TDSF. In the event that such Affiliate of TCP does not execute and deliver such Affiliate Guaranty, or such Affiliate Guaranty is for any reason not delivered to TDSF, such Affiliate of TCP shall nonetheless automatically become an Affiliate Guarantor hereunder for all purposes hereof and shall be bound by the provisions hereof to the fullest extent permitted by Law. For the purposes of this Section 4(m), any transfer of employees to an Affiliate shall not itself constitute a transfer of business of an Obligor, but any revenues, profits, assets, properties and/or operations transferred as a result of any such transfer of employees shall be considered in the calculation of the five percent (5%) of business, revenues, profits, assets, properties and/or operations of TCP contemplated by the first sentence of this Section 4(m). This Section 4(m) shall not apply to any Affiliate of TCP that becomes an Obligor pursuant to the definition of "TCP".

                      (n) At least fifteen (15) Business Days prior to the expected effective date thereof, the Obligors shall provide TDSF with initial drafts of all amendments, refinancings or replacements to be entered into by TCP or its Affiliates in connection with the Wells Fargo Credit Facility (or any other debt facility of TCP or its Affiliates in place thereof) and shall, thereafter, provide TDSF with each revised draft of any such amendment, refinancing or replacement that is distributed between the parties thereto (redlined to reflect changes therein). TDSF shall have the right to review and comment on all drafts of such amendments, refinancings or replacements, which comments shall be considered by TCP and its Affiliates in good faith, and the final versions of all terms and provisions of such amendments, refinancings or replacements that, as reasonably determined by TDSF, relate to or affect in any manner this Guaranty and Commitment, the Acquisition Agreement or any of the License Documents, the rights or obligations of the parties hereunder or thereunder, or the Licensed Materials, shall be subject to the prior written approval of TDSF, which approval shall not be unreasonably withheld (such approval or disapproval to be communicated to TCP within five (5) Business Days after such final versions are provided to TDSF). TCP hereby agrees to use all of its commercially reasonable efforts, and to cause its Affiliates to use all of their commercially reasonable efforts, to resolve or cause the resolution of (including, without limitation, using all of its commercially reasonable efforts to negotiate with the applicable lenders and/or their representatives), any issues arising out of or resulting from the exercise by TDSF of its approval rights under this Section 4(n). Any proposed amendment of the Wells Fargo Credit Facility that is not approved by TDSF in accordance with and as provided in this Section 4(n) or that does not otherwise comply with the other terms and provisions of this Guaranty and Commitment (including, without limitation, the other terms and provisions of this Section 4(n)), or that does not comply with all of the terms and provisions of the Acquisition Agreement and the License Documents, shall be deemed to be a breach of this Guaranty and Commitment. TCP and its Affiliates shall be required to comply with the terms and provisions of this Section 4(n) only through and including January 31, 2009.

           Section 5. Waivers by Obligors and any Affiliate Guarantors; TDSF’s and Licensee’s Freedom to Act. The Obligors, jointly and severally, and any Affiliate Guarantors, jointly and severally, agree that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of TDSF or Licensee with respect thereto. The Obligors and any Affiliate Guarantors waive promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind other than notices expressly provided for in the License Documents, proof of reliance of TDSF or Licensee on this Guaranty and Commitment, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect (including without limitation , Section 2809 of the California Civil Code, Sections 359.5 and 580d of the California Code of Civil Procedure, Sections 2787 to 2855, inclusive, and Section 3433 of the California Civil Code) any right to require the marshalling of assets of Licensee or any other Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Obligor and any Affiliate Guarantor agree to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Obligors and any Affiliate Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of TDSF to assert any claim or demand or to enforce any right or remedy against Licensee or any other Person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromises, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromises, refinancing, consolidation or other amendments or modifications to any of the terms or provisions of the License Documents, or any other agreement evidencing, guarantying, securing or otherwise executed in connection with any of the Obligations; (d) the addition, substitution or release of any Person primarily or secondarily liable for any Guaranteed Obligation; (e) the adequacy of any rights that TDSF or Licensee may have against any collateral security or other means of obtaining repayment of any of the Obligations; (f) the impairment of any collateral securing any of the Obligations, including, without limitation, the failure to perfect or preserve any rights that TDSF or Licensee might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; (g) any defense, right of offset or counterclaim that may at any time be available to be asserted by Licensee or any other Person against TDSF or any of its Affiliates; or (h) any other circumstance, event, act or omission whatsoever that might in any manner or to any extent vary the risk of such Obligor or any Affiliate Guarantor or otherwise operate as a release, exoneration or discharge (equitable or legal) of such Obligor or any Affiliate Guarantor, all of which may occur or be done without notice to any Obligor or any Affiliate Guarantors. To the fullest extent permitted by Law, each Obligor and any Affiliate Guarantor hereby expressly waive any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law that might otherwise prevent TDSF or Licensee from bringing any action, including any claim for a deficiency, against such Obligor or any Affiliate Guarantor before or after TDSF’s or Licensee’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other Law that in any other way would otherwise require any election of remedies by TDSF or Licensee.

           Section 6. Default; Acceleration; Other Remedies. If any of the following events (each, an “Event of Default”) shall occur:

                      (a) any Obligor shall fail to pay on demand or, as applicable, when due and payable, or any Affiliate Guarantor shall fail to pay in accordance with the terms of this Guaranty and Commitment, any portion of the Obligations and shall fail to cure such failure within ten (10) Business Days following written notice thereof from TDSF or any of its Affiliates; or

                      (b) any Obligor or Affiliate Guarantor shall breach or violate, fail to perform any of its obligations (other than obligations of the kinds described in subparagraph 6(a)) under, or fail to comply with any of the other terms or provisions of, this Guaranty and Commitment and shall fail to cure such breach, violation or failure within ten (10) Business Days following written notice thereof from TDSF or any of its Affiliates; or

                      (c) any Obligor or Affiliate Guarantor shall breach in any material respect (provided, that, any representation or warranty of any Obligor or Affiliate Guarantor contained herein that is already qualified by materiality shall be deemed to be not so qualified for purposes of this Section 6(c), so that there will be no duplication between such qualifier contained within such representation or warranty and the "materiality" qualifier in this subparagraph) any representation or warranty of such Obligor in this Guaranty and Commitment or in any certificate or notice given in connection herewith and shall fail to cure such breach within ten (10) Business Days following written notice thereof from TDSF or any of its Affiliates; or

                      (d) any Obligor or Affiliate Guarantor shall notify any other party hereto of its intent to terminate this Guaranty and Commitment or its obligations hereunder and shall fail to rescind such notification in writing delivered to TDSF and Licensee within ten (10) Business Days following such notification; or

                      (e) a License Document Breach shall occur; or

                      (f) an event of default shall occur under the Company Credit Facility, as defined in the Acquisition Agreement, or any other loan agreements, credit agreements, lines of credit, working capital or other bank facilities or similar arrangements under which a bank or other financial institution provides loans and/or letters of credit to TCP and/or any one or more of its Subsidiaries, and shall be continuing beyond any applicable grace or cure periods specified therefor in such Company Credit Facility or in any other loan agreements, credit agreements, lines of credit, working capital or other bank facilities or similar arrangements under which a bank or other financial institution provides loans and/or letters of credit to TCP and/or any one or more of its Subsidiaries, and such event of default shall have resulted in indebtedness of TCP and/or its Subsidiaries in aggregate outstanding principal amount equal to or exceeding Ten Million Dollars ($10,000,000) being or becoming immediately due and payable; or

                      (g) an Insolvency Event shall occur (it being understood that, in the case of an Insolvency Event for which a grace period is specified in Section 13.6 of the License Agreement, an Insolvency Event shall be deemed to have occurred only upon the expiration of such grace period);

THEN, or at any time thereafter while any such Event of Default is continuing:

                                 (i) In the case of the occurrence of any Insolvency Event (other than any Insolvency Event described in subparagraph (vii) of Section 13.6 (Insolvency) of the License Agreement in which (x) the proceeding is instituted or brought against Licensee and is not consented to or acquiesced in by Licensee and (y) TDSF or any of its Affiliates is one of the petitioning creditors instituting such proceeding), the entire unpaid amount (if any) of the Funding Commitment, any unpaid portion of the Guaranty Amount and all Direct Obligations shall automatically become immediately due and payable to TDSF, without presentment, demand, protest or notice or the necessity of any other action of any kind, all of which are hereby expressly and irrevocably waived by the Obligors and any Affiliate Guarantors, and, with respect to the Guaranty Amount, without regard to whether the Obligors or any Affiliate Guarantors have, prior to or on the date of such Insolvency Event, contributed to or otherwise invested in Licensee amounts in excess of the Funding Commitment; provided, that none of such amounts shall so become immediately due and payable to TDSF if, as of the date of such Insolvency Event, the License Agreement shall have been terminated by Licensee pursuant to Section 14.1 (Material Breach), 14.2 (Withdrawn or Retired Character Properties), 14.3 (Loss of Use of "Disney" Name) or subparagraph (ii) of Section 14.4 (Uncured Material Breach of Certain Covenants) of the License Agreement;

                                 (ii) In the case of the occurrence of any Event of Default other than an Event of Default of a kind described in subparagraph (i) of this Section 6, TDSF may, by notice to the Obligors and any Affiliate Guarantors, declare the amount then due under Section 3 hereof with respect to any Guaranteed Obligations, up to the unpaid portion of the Guaranty Amount, to be immediately due and payable to TDSF and, to the extent that additional funds are necessary to cure any such License Document Breach, declare the amount necessary to cure such License Document Breach as determined by TDSF in its business judgment, up to the remaining balance of the Funding Commitment, to be immediately due and payable to TDS USA, in each case without presentment, demand, protest, further notice or the necessity of any other action of any kind, all of which are hereby expressly and irrevocably waived by the Obligors and any Affiliate Guarantors; and

                                 (iii) In case any one or more Events of Default shall have occurred and be continuing, and whether or not the due dates of any or all of the Obligations shall have been accelerated, TDSF may draw, as attorney-in-fact for, or otherwise on behalf of, TDS USA as beneficiary, under any outstanding Approved Letters of Credit and direct the applicable bank(s) to pay the amount of any such draw directly to TDS USA, may exercise any and all rights and remedies of a secured creditor (whether arising by contract, applicable Law or otherwise) with respect to any collateral security, and/or may proceed to protect and enforce its or Licensee's rights by suit in equity, action at law or other appropriate proceeding, whether for monetary damages or any form of equitable relief (including, without limitation, any temporary restraining order, preliminary injunction, permanent injunction and specific performance of any covenant or agreement contained in this Guaranty and Commitment or the License Documents or any instrument pursuant to which any of the Obligations are evidenced, including as permitted by applicable Law the obtaining of the appointment of a receiver) and, if any amount shall have become due, by declaration or otherwise, may proceed to enforce the payment thereof or any other legal or equitable right of TDSF or Licensee. In the case of any action or suit by TDSF for equitable relief, the Obligors and any Affiliate Guarantors acknowledge and agree that money damages may not be an adequate remedy and that, in such action, TDSF may, in its sole discretion, apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, a permanent injunction, specific performance or other form of equitable relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce the applicable provision of this Guaranty and Commitment or prevent any violation hereof and, to the extent permitted under applicable Law, the Obligors and any Affiliate Guarantors hereby waive any objection to the imposition of such relief in any such equitable suit or action. Any such equitable relief granted in any such equitable suit or action shall not be exclusive and TDSF shall also be entitled to seek and enforce any other right or remedy available to it, including money damages. Notwithstanding the foregoing provisions of this Section 6(iii), in no event shall the Obligors or any Affiliate Guarantors be required to pay any money damages in respect of the Guaranteed Obligations to the extent that such money damages, together with all other Guaranteed Obligations paid by the Obligors and any Affiliate Guarantors hereunder, would exceed the Guaranty Amount.

           Section 7. Subrogation; Subordination.

                      (a) Until the final payment and performance in full of all of the Guaranteed Obligations, each Obligor and any Affiliate Guarantor hereby agree not to exercise and hereby waives any rights against Licensee and/or any other Obligor or Affiliate Guarantor arising as a result of payment by any Obligor or any Affiliate Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with TDSF or Licensee in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; no Obligor or Affiliate Guarantor will claim any setoff, recoupment or counterclaim against any other Obligor or Affiliate Guarantor or Licensee in respect of any liability of any Obligor or Affiliate Guarantor to any other Obligor or Affiliate Guarantor or to Licensee; and each Obligor and Affiliate Guarantor (if any) waive any benefit of and any right to participate in any collateral security that may be held by TDSF or Licensee.

                      (b) The payment of any amounts due with respect to any Indebtedness of Licensee now or hereafter owed to the Obligors and any Affiliate Guarantors or by any Obligor or Affiliate Guarantor to any other Obligor or Affiliate Guarantor is hereby subordinated to the prior payment in full of all of the Obligations to the extent and with the effect provided in this Section 7(b). The Obligors and any Affiliate Guarantors agree that, after the occurrence of any default in the payment or performance of any of the Obligations, no Obligor or Affiliate Guarantor will demand, sue for or otherwise attempt to collect any such Indebtedness of any other Obligor or Affiliate Guarantor or Licensee to such Obligor or Affiliate Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any Obligor or Affiliate Guarantor shall collect, enforce or receive any amounts in respect of such Indebtedness while any Obligations are still outstanding and any default in the payment or performance thereof is continuing, such amounts shall be collected, enforced and received by such Obligor or Affiliate Guarantor as trustee for TDSF and Licensee and be paid over to TDSF or TDS USA, as applicable, on account of the Obligations without affecting in any manner the liability of the Obligors and any Affiliate Guarantors under the other provisions of this Guaranty and Commitment.

                      (c) The provisions of this Section 7 shall be supplemental to and not in derogation of any rights and remedies of TDSF or Licensee under any separate subordination agreement that TDSF or Licensee may at any time and from time to time enter into with the Obligors and/or any Affiliate Guarantors for the benefit of TDSF or Licensee.

           Section 8. Security; Setoff. Each Obligor and Affiliate Guarantor (if any) hereby grants to TDSF and Licensee, as security for the full and punctual payment and performance of all of the Obligations, a continuing lien on and security interest in all securities or other property belonging to such Obligor or Affiliate Guarantor now or hereafter held by TDSF or Licensee. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, TDSF and Licensee are hereby authorized at any time and from time to time, without notice to the Obligors or any Affiliate Guarantors (any such notice being expressly waived by the Obligors and any Affiliate Guarantors) and to the fullest extent permitted by Law, to set off any funds of any Obligor or any Affiliate Guarantors held by TDSF or Licensee against the Obligations, whether or not TDSF or Licensee shall have made any demand under this Guaranty and Commitment and although such Obligations may be contingent or unmatured.

           Section 9. Further Assurances; Expenses. Each Obligor and Affiliate Guarantor (if any) agrees that it will from time to time, at the request of TDSF, execute any and all further documents or instruments and take such additional actions as TDSF may deem reasonably necessary or desirable to give full effect to this Guaranty and Commitment and to perfect and preserve the rights and powers of TDSF and Licensee hereunder. Each Obligor and Affiliate Guarantor (if any) acknowledges and confirms that such Obligor or Affiliate Guarantor itself has established its own adequate means of obtaining from Licensee on a continuing basis all information desired by each Obligor or Affiliate Guarantor concerning the financial condition of Licensee and that such Obligor or Affiliate Guarantor will look to Licensee and not to TDSF in order for such Obligor or Affiliate Guarantor to keep adequately informed of changes in Licensee’s financial condition. The Obligors and any Affiliate Guarantors shall be solely responsible for all costs and expenses arising from the Obligations and/or the performance of their obligations hereunder.

           Section 10. Termination; Reinstatement. This Guaranty and Commitment shall remain in full force and effect until the Obligations have been fully and indefeasibly paid in full, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. In the event that any Obligor or Affiliate Guarantor gives TDSF notice of its intention to discontinue this Guaranty and Commitment, such notice (i) shall not be effective unless it is given in accordance with Section 13 hereof and (ii) shall, if not rescinded within ten (10) Business Days, result in the occurrence of an Event of Default under Section 6(d) hereof. In no event (notwithstanding the additional rights of TDSF and Licensee upon the occurrence of an Event of Default or any actions taken by either TDSF or Licensee to enforce any such rights or otherwise to protect its interests hereunder) shall any such notice impair or otherwise affect any rights of TDSF or Licensee hereunder in any manner whatsoever, including, without limitation, the rights set forth in Sections 5, 6 and 7, with respect to any Obligations incurred or accrued prior to such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such notice, including, without limitation, the maximum amount of the Funding Commitment and the Guaranteed Obligations for the Initial Term and any Renewal Term that has commenced prior to such notice. This Guaranty and Commitment shall continue to be effective or be reinstated, notwithstanding any such notice or any other event, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by TDSF or Licensee upon the insolvency, bankruptcy or reorganization of Licensee, any Obligor or any Affiliate Guarantor, or otherwise, all as though such payment had not been made or such value had not been received.

           Section 11. Successors and Assigns. Except in connection with a Guaranty Assumption in accordance with, and subject to the limitations set forth in, the License Agreement, none of the Obligors or Affiliate Guarantors shall Transfer this Guaranty and Commitment, any of the Obligations or any of their other obligations hereunder. TDSF may Transfer this Guaranty and Commitment, any of the License Documents and/or any other agreement or note held by TDSF evidencing, securing or otherwise executed in connection with the Obligations to any other Person, and such other Person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment or transfer, with all the rights in respect thereof granted to TDSF herein, except to the extent prohibited by the applicable License Document. This Guaranty and Commitment shall be binding upon the Obligors, any Affiliate Guarantors and their respective permitted successors, transferees and assigns, and shall inure to the benefit of TDSF, Licensee and their respective successors, transferees and assigns permitted or contemplated by the License Agreement.

           Section 12. Amendments and Waivers. No provision of this Guaranty and Commitment may be modified, supplemented or amended except by a written instrument duly executed by each of the Obligors, TDSF and Licensee. Any such modifications, supplements or amendments shall not require additional consideration to be effective. No release, discharge or waiver of, nor any consent to any departure by the Obligors or any Affiliate Guarantors from, any provision hereof shall be enforceable against or binding upon TDSF or Licensee unless in writing and executed by a duly authorized officer of each of TDSF and Licensee. Neither the failure to insist upon strict performance of any of the agreements, terms, covenants or conditions hereof, nor the acceptance of monies due hereunder with knowledge of a breach of this Guaranty and Commitment, shall be deemed a waiver of any rights or remedies that TDSF or Licensee may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.

           Section 13. Notices. Unless otherwise specified herein, all notices, requests, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered, or upon delivery when sent by express mail, courier or other recognized overnight mail or next day delivery service, charges prepaid, or three (3) Business Days following the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, or when deposited with a public telegraph company for immediate transmittal, charges prepaid, or when sent by facsimile, with a confirmation copy sent by recognized overnight mail or next day delivery, charges prepaid, addressed (i) in the case of TDSF, to TDSF at the addresses or facsimile numbers for notices to TDSF set forth in Section 21.5 (Notices) of the License Agreement, (ii) in the case of Licensee, to Licensee at the addresses or facsimile numbers for notices to Licensee set forth in Section 21.5 (Notices) of the License Agreement, (iii) in the case of the Obligors or Affiliate Guarantors, to the Obligors and any Affiliate Guarantors as follows: The Children’s Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 08540, Facsimile: (201) 558-2837, Attention: Chief Financial Officer, with copies (which shall not constitute notice) to The Children’s Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 08540, Facsimile: (201) 558-2825, Attention: General Counsel, and to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Facsimile (212) 806-6006, Attention: Jeffrey S. Lowenthal, Esq., or (iv) to such other address or facsimile number as may be designated by any party hereto by written notice to the others in accordance with this Section 13.

           Section 14. Entire Agreement. The provisions contained in this Guaranty and Commitment, the Acquisition Agreement, the License Agreement, the other License Documents and/or any other documents, agreements and instruments contemplated hereby or thereby or to be executed and delivered in connection herewith or therewith or pursuant hereto or thereto (including in each case any annexes, exhibits and schedules thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and replace any and all previous agreements among the parties, whether written or oral, with respect to such subject matter. No statement or inducement with respect to the subject matter hereof by any party hereto or by any agent or representative of any party hereto that is not contained in this Guaranty and Commitment, the Acquisition Agreement, the License Agreement, the other License Documents and/or any other documents, agreements and instruments contemplated hereby or thereby or to be executed and delivered in connection herewith or therewith or pursuant hereto or thereto shall be valid or binding between the parties.

           Section 15. Joint and Several Liability of the Obligors; Joint and Several Liability of the Affiliate Guarantors; Joinder. Notwithstanding anything to the contrary contained herein, TCP and Licensee Parent shall be jointly and severally liable for all of the Obligations and all other liabilities, duties and obligations of TCP, Licensee Parent, the Obligors and/or any Affiliate Guarantors hereunder without regard to (i) the party or parties to whom this Guaranty and Commitment allocates any such Obligation or other liability, duty or obligation or (ii) the party or parties from whose action, omission, breach or violation any such Obligation or other liability, duty or obligation arises or on whose action, omission, breach or violation any such Obligation or other liability, duty or obligation is based. Notwithstanding anything to the contrary contained herein, all Affiliate Guarantors (if any) shall be jointly and severally liable under their guarantees of all of the Obligations and all other liabilities, duties and obligations of TCP, Licensee Parent, the Obligors and/or any other Affiliate Guarantors hereunder without regard to (i) the party or parties to whom this Guaranty and Commitment allocates any such Obligation or other liability, duty or obligation or (ii) the party or parties from whose action, omission, breach or violation any such Obligation or other liability, duty or obligation arises or on whose action, omission, breach or violation any such Obligation or other liability, duty or obligation is based. Each Obligor and Affiliate Guarantor (if any) acknowledges and agrees that TDSF and/or its Affiliates shall be entitled to join any or all Obligors and Affiliate Guarantors as parties to any suit or action by TDSF and/or its Affiliates against Licensee and/or any of its Affiliates under the License Documents, whether such suit or action seeks monetary damages, equitable relief or any other right or remedy available at law, in equity or otherwise and whether such suit or action is resolved through the Arbitration Procedures or a legal proceeding submitted for trial pursuant to the terms of the applicable License Document, and each Obligor and any Affiliate Guarantor hereby waive any objection that it may now or hereafter have to such joinder.

           Section 16. Governing Law; Cumulative Remedies. Except to the extent that certain matters may be governed by federal law, this Guaranty and Commitment shall be deemed to have been entered into in the State of California and shall be interpreted and construed in accordance with the laws of the State of California applicable to agreements executed and to be performed therein by each party hereto. The rights and remedies herein conferred upon TDSF or Licensee are cumulative and in addition to any other remedies hereunder, under the License Documents or any other agreement, provided by Law or otherwise available to TDSF or Licensee at law, in equity or otherwise, and this Guaranty and Commitment shall be in addition to any other guaranty of or collateral security for any of the Obligations.

           Section 17. Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial. Each Obligor and Affiliate Guarantor (if any) acknowledges and agrees that (i) any suit or action by any Obligor or Affiliate Guarantor with respect to disputes arising under this Guaranty and Commitment shall be resolved through the dispute resolution procedures set forth in Section 21.23 (Arbitration Procedures) of the License Agreement (the “Arbitration Procedures”), which Arbitration Procedures are hereby incorporated into this Guaranty and Commitment as if set forth in full herein with the exception that references to “Licensee” therein shall be deemed to be references to the Obligors and any Affiliate Guarantors and references to the “Agreement” shall be deemed to be references to this Guaranty and Commitment for purposes of this Guaranty and Commitment, and (ii) in any suit or action to protect and/or enforce TDSF’s and/or Licensee’s rights under this Guaranty and Commitment or any other suit or action by TDSF with respect to disputes arising under this Guaranty and Commitment, TDSF shall be entitled, in its sole discretion, to seek recourse and remedy through either the Arbitration Procedures or a legal proceeding submitted for trial before the Superior Court in and for the County of Los Angeles, State of California, or the United States District Court for the Central District of California, or if neither such court shall have jurisdiction, then before any other court sitting in Los Angeles County, California, having subject matter jurisdiction. Each Obligor and Affiliate Guarantor (if any) consents to the exclusive jurisdiction of such courts and to service of process outside of the State of California pursuant to the requirement of any such court in any matter subject to it and each Obligor and Affiliate Guarantor (if any) hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court. EACH OBLIGOR AND AFFILIATE GUARANTOR (IF ANY) HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY AND COMMITMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS.

           Section 18. Limitation of Liability. Except as prohibited by Law, each Obligor and Affiliate Guarantor (if any) hereby waives any right that it may have to claim or recover in any dispute arising under this Guaranty and Commitment any punitive, exemplary, consequential, incidental, indirect, special or speculative damages (including loss of profits). The Obligors and any Affiliate Guarantors (a) certify that neither TDSF nor any Representative of TDSF has represented, expressly or otherwise, that TDSF would not, in the event of any such dispute, seek to enforce the foregoing waivers and (b) acknowledge that, in entering into the License Documents, TDSF is relying upon, among other things, the waivers and certifications contained in this Section 18.

           Section 19. Miscellaneous. Except to the extent such provisions would conflict with the express provisions hereof or be inapplicable hereto, the provisions contained in Sections 17 (Public Disclosure; Confidentiality), 21.7 (Joint Venture/Partnership Disclaimer), 21.8 (Accord and Satisfaction), 21.9 (Relationship of Parties), 21.10 (Effect of Headings), 21.11 (Construction), 21.13 (Severability), 21.15 (Counterparts; Facsimile Signatures), 21.17 (No Third Party Beneficiaries), 21.19 (Conflicts of Interest), 21.20 (Interest) and 21.27 (Rules of Interpretation) of the License Agreement are hereby incorporated into this Guaranty and Commitment as if set forth in full herein, with the exception that references to “Licensee” therein shall be deemed to be references to the Obligors and Affiliate Guarantors (if any) and references to the “Agreement” shall be deemed to be references to this Guaranty and Commitment for purposes of this Guaranty and Commitment.

           IN WITNESS WHEREOF, the Obligors have caused this Guaranty and Commitment to be executed and delivered as of the date first above written.

ACKNOWLEDGED AND AGREED

TDS FRANCHISING, LLC
a California limited liability company

By: /s/ David K. Thompson
Name:   David K. Thompson
Title:     Senior Vice President

By: /s/ James M. Kapenstein
Name:   James M. Kapenstein
Title:     Vice President

THE DISNEY STORE, LLC
a California limited liability company

By: /s/ Steven Balasiano
Name:   Steven Balasiano
Title:     Senior Vice President

By: /s/ Seth Udasin
Name:   Seth Udasin
Title:     Treasurer

THE DISNEY STORE (CANADA) LTD.

By: /s/ Steven Balasiano
Name:   Steven Balasiano
Title: Senior Vice President	THE CHILDREN'S PLACE RETAIL STORES, INC. By: /s/ Seth Udasin Name: Seth Udasin Title: Vice President and Treasurer HOOP HOLDINGS, LLC By: /s/ Seth Udasin Name: Seth Udasin Title: Treasurer